News Release

NUCOR TO ACQUIRE DAVID J. JOSEPH COMPANY

CHARLOTTE, NORTH CAROLINA, February 8, 2008 - Nucor Corporation (NYSE: NUE) announced today that it has signed a Purchase Agreement to acquire the stock of SHV North America Corporation, which owns 100% of The David J. Joseph Company (“DJJ”), its related affiliates and real estate, for approximately $1.44 billion. The David J. Joseph Company will be a wholly owned subsidiary of Nucor Corporation and will maintain its headquarters in Cincinnati, Ohio.

“We are extremely excited to announce the acquisition of a company that has been our partner in growth for the last 38 years,” said Daniel R. DiMicco, Chairman, CEO and President of Nucor Corporation. “With its considerable scale and excellent management team, DJJ offers Nucor a large platform for continued growth in this segment of the industry. We are very excited that the DJJ leadership team, led by Keith Grass, will continue in their current roles. The 1,700 strong and highly successful members of the DJJ organization have always been part of the Nucor Team but now, more than ever, they will help drive our success from within the Nucor Family.”

The David J. Joseph Company is one of the leading U.S. scrap companies. The acquisition of DJJ will bring a variety of benefits to Nucor. In addition to DJJ’s scrap processing operations and expertise, its extensive brokerage operations provide Nucor with global sourcing of many key steelmaking raw materials. DJJ’s rail services and logistics capabilities will allow Nucor to leverage the largest private railcar fleet in North America dedicated to scrap transportation. The industrial scrap programs of DJJ will also provide improved channels of raw materials to Nucor. This acquisition broadens Nucor’s raw materials strategy further into the scrap sector. The addition of DJJ to Nucor’s current scrap processing capabilities will allow the company to process approximately four million tons of ferrous scrap annually.

The David J. Joseph Company was founded in 1885 and has been the broker of ferrous scrap to Nucor since 1969. Currently the company has five main businesses - Brokerage Services, Scrap Processing, Mill and Industrial Services, Rail Services, and Self Service Auto Parts. In 2007, the company brokered over 20 million tons of ferrous scrap and over 500 million pounds of non-ferrous materials. They will process over 3.5 million tons of ferrous scrap in 2008 utilizing twelve shredders in 35 yards. DJJ also owns over 2,000 scrap-related railcars and provides complete fleet management and logistics services to third parties. In 2007, the combined David J. Joseph Company’s revenue and adjusted EBITDA were approximately $6.4 billion and $197 million respectively. Nucor expects the acquisition to be accretive in 2008.

Nucor is the largest purchaser of ferrous scrap in North America. Total scrap purchases for 2007 were 22.8 million tons. The addition of DJJ will complement Nucor’s raw materials strategy. Nucor has consistently publicly stated that it wants to produce six to seven million tons of high quality scrap substitutes, such as DRI and pig iron. In December 2006, the Nu-Iron Direct Reduced Iron plant began production in Trinidad. This facility produced over 1.4 million metric tons of high quality DRI in 2007, all of which was delivered to Nucor steel mills, and will produce 1.8 million metric tons in 2008. Total Nucor steel production in 2007 was 22.1 million tons.

Nucor Executive Offices:     1915 Rexford Road,  Charlotte,  North Carolina   28211
Phone 704-366-7000     Fax 704-362-4208     www.nucor.com

News Release

NUCOR TO ACQUIRE DAVID J. JOSEPH COMPANY (Continued)

Nucor and affiliates are manufacturers of steel products, with operating facilities primarily in the U.S. and Canada. Products produced include: carbon and alloy steel - in bars, beams, sheet and plate; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; light gauge steel framing; steel grating and expanded metal; and wire and wire mesh. Nucor is the nation's largest recycler.

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties. Factors that might cause the Company’s actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) the sensitivity of the results of our operations to prevailing steel prices and the changes in the supply and cost of raw materials, including scrap steel; (2) market demand for steel products; (3) energy costs and availability; (4) competitive pressure on sales and pricing, including pressure from imports and substitute materials; and (5) capital investments and their impact on our performance. These and other factors are outlined in Nucor’s regulatory filings with the Securities and Exchange Commission, including those in Nucor’s December 31, 2006 Annual Report on Form 10-K. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.

For more details on the announced acquisitions and the benefits to Nucor please see www.nucor.com.

Nucor Executive Offices:     1915 Rexford Road,  Charlotte,  North Carolina   28211
Phone 704-366-7000     Fax 704-362-4208     www.nucor.com